For Immediate Release Exhibit 99.1

FULL HOUSE RESORTS WINS ARBITRATION AWARD

Las Vegas, February 24, 2005 - Full House Resorts, Inc. (OTCBB: FHRI) ("Full House") announced today that it has received notice of an award in arbitration from the American Arbitration Association against the Torres-Martinez Desert Cahuilla Indians (the "Torres-Martinez").

Beginning in 1995, Full House entered into a series of agreements with the Torres-Martinez for economic development and gaming management. Over the years, Full House was successful in assisting the Torres-Martinez in settling a long-standing land claim over the Salton Sea, which resulted in Congressional action granting the Torres-Martinez compensation. Shortly thereafter, the Torres-Martinez rejected the existing agreements and terminated Full House's services. After a change in management, Full House attempted to reconcile the differences. When those efforts were rejected by the Torres-Martinez, Full House commenced arbitration proceedings, according to the provisions for dispute resolution in the agreements between the two parties.

The award grants several forms of relief including compensation over $1,000,000, and allowing Full House to enforce its rights under the agreements, including the exclusive right to develop and manage all gaming activities engaged in by the Torres-Martinez for a period of seven years after the date that gaming commences.

Andre Hilliou, Chief Executive Officer of Full House, stated, "With a new management team at Full House, we hope that we can put past differences aside, and start fresh with a plan for economic development that will provide the Torres-Martinez with the economic self reliance that it deserves. If we can establish the foundation for a true partnership, it will be a win-win situation for both of us."

About Full House Resorts

Full House Resorts, Inc. develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi for the development and management of a first-class casino resort in the Battle Creek, Michigan area, which is presently under development. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Midway Slots and Simulcast has a total of approximately 1,400 gaming devices, a 450-seat buffet, a 50-seat diner and an entertainment lounge area. The Company was recently named developer and manager for the gaming development project of the Nambé Pueblo of New Mexico and by the Manuelito Chapter of Navajo Indians of New Mexico. Additionally, the Company is actively pursuing other Indian and non-Indian gaming development and management opportunities.

Forward-looking Statements

No assurances can be given that any agreement, development, project or venture mentioned or contemplated by this release will occur. Certain statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These statements are subject to risks and uncertainties that may cause actual results or performance to be materially different from that expressed or implied in such statements.

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For further information, contact

Andre Hilliou, Chief Executive Officer

Full House Resorts, Inc.

702-221-7800